UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                 April 25, 2002
                Date of Report (Date of earliest event reported)

                            FIRST BANKS AMERICA, INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                       0-8937                  75-1604965
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
     of incorporation)                                       Identification No.)


             550 Montgomery Street, San Francisco, California 94111
               (Address of principal executive offices) (Zip code)


                                 (415) 781-7810
              (Registrant's telephone number, including area code)


                                 Not Applicable
          (Former name or former address, if changed since last report)

                            FIRST BANKS AMERICA, INC.

                                TABLE OF CONTENTS





                                                                           Page
                                                                           ----

ITEM 5.    OTHER EVENTS AND REGULATION FD DISCLOSURE....................     1

SIGNATURES..............................................................     2

               ITEM 5 - OTHER EVENTS AND REGULATION FD DISCLOSURE


         On April 25, 2002, First Banks America, Inc. issued a press release announcing its financial results for the three months ended March 31, 2002. A copy of this press release is attached as Exhibit 99.2.

                                   SIGNATURES


         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                            FIRST BANKS AMERICA, INC.




                            By:   /s/ James F. Dierberg
                               ------------------------------------------
                                      James F. Dierberg
                                      Chairman of the Board of Directors
                                      and Chief Executive Officer
April 25, 2002                        (Principal Executive Officer)





                            By:   /s/ Allen H. Blake
                                -----------------------------------------
                                      Allen H. Blake
                                      President, Chief Operating Officer
                                      and Chief Financial Officer
April 25, 2002                        (Principal Financial and
                                      Accounting Officer)

                                                                  Exhibit 99.2

                            First Banks America, Inc.
                            San Francisco, California


Contact: Allen H. Blake                                Terrance M. McCarthy
         Executive Vice President, Chief               Executive Vice President
           Financial Officer and Chief                 First Banks America, Inc.
           Operating Officer                           (415) 781-7810
         First Banks America, Inc.
         (314) 592-5000

Traded:  NYSE
Symbol:  FBA and FBA'T


FOR IMMEDIATE RELEASE:

                       First Banks America, Inc. Announces
                           First Quarter 2002 Earnings
                        and Other Corporate Developments

         San Francisco, California, April 25, 2002. First Banks America, Inc. (OFBAO or Othe CompanyO) reported earnings of $5.2 million, or $0.40 per share on a diluted basis, for the quarter ended March 31, 2002, compared to $7.3 million, or $0.60 per share on a diluted basis, for the comparable period in 2001. The implementation of Statement of Financial Accounting Standards (OSFASO) No. 133, Accounting for Derivative Instruments and Hedging Activities (OSFAS
133O), on January 1, 2001, resulted in the recognition of a cumulative effect of change in accounting principle of $459,000, net of tax, which reduced net income in 2001. Excluding this item, net income was $7.7 million, or $0.64 per share on a diluted per share basis, for the quarter ended March 31, 2001.
         James F. Dierberg, Chairman, President and Chief Executive Officer of FBA, said, "The decline in earnings for the quarter ended March 31, 2002, as compared to the quarter ended March 31, 2001, primarily reflects increased provisions for loan losses associated with the increased charge-off, delinquency and nonperforming trends we are experiencing as a result of current economic conditions. The increased provisions for loan losses were partially offset by slight increases in net interest income and noninterest income."
         Commenting further, Dierberg said, "Net interest income increased primarily as a result of increased earning assets generated through internal loan growth as well as our acquisitions of Charter Pacific Bank and BYL Bancorp, completed during the fourth quarter of 2001. The improvement in net interest income, however, was partially mitigated by the significant decline in prevailing interest rates during 2001 and overall economic conditions, which reduced loan demand. In addition, our derivative financial instruments contributed $6.2 million to net interest income for the three months ended March 31, 2002, compared to $561,000 for the comparable period in 2001."

         The Company recorded provisions for loan losses of $7.7 million and $90,000 for the three months ended March 31, 2002 and 2001, respectively. The significant increase in the provision for loan losses reflects increases in net loan charge-offs and delinquent loans. These trends are primarily attributable to slowing economic conditions prevalent within FBA's markets.
         Noninterest income was $5.5 million and $4.4 million for the three months ended March 31, 2002 and 2001, respectively. The increase in noninterest income reflects increases in: service charges on deposit accounts, loan servicing fees, income earned on bank-owned life insurance, income associated with the International Business Division and a gain on the sale of certain operating lease equipment acquired in connection with the acquisition of Bank of San Francisco. The overall increase in noninterest income was partially offset by a net loss on derivative instruments of $136,000 for the three months ended March 31, 2002, compared to a net gain of $300,000 for the comparable period in 2001, representing mark-to-market adjustments required under SFAS 133.
         Operating expenses decreased slightly to $21.9 million from $22.0 million for the three months ended March 31, 2002 and 2001, respectively. The decreased operating expenses primarily result from the discontinuation of the amortization of certain intangibles associated with the purchase of subsidiaries in accordance with the implementation of SFAS No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets, on January 1, 2002. Amortization of intangibles for the three months ended March 31, 2002 and 2001 was $266,000 and $1.4 million, respectively. If the Company had implemented SFAS 142 at the beginning of 2001, net income for the three months ended March 31, 2001, would have increased $1.3 million, to $8.6 million, or $0.71 per share on a fully diluted basis. The decrease in operating expenses was partially offset by increases in guaranteed preferred debentures expense, credit card expenses, salaries and employee benefit expenses and information technology fees.
         As previously announced, in order to provide sufficient capital to complete the acquisition of BYL Bancorp in October, 2001, FBA's majority owner, First Banks, Inc. ("First Banks"), St. Louis, Missouri, purchased approximately 804,000 shares of FBA common stock at $32.50 per share in cash, an aggregate of approximately $26.2 million. In connection with this transaction, FBA plans to conduct a rights offering during the second quarter of 2002, whereby all of its stockholders except for First Banks will be given the right to purchase proportionate amounts of FBA common stock at $32.50, the same price paid by First Banks. This will generally allow those stockholders who elect to do so to purchase 7.15 shares of FBA common stock at $32.50 per share for each 100 shares of common stock that they own as of the record date, which has not yet been set.

         First Banks owns 93.69% of FBA's voting stock. First Banks recently informed FBA's Board of Directors that it intends to propose a transaction in which First Banks would acquire all of the outstanding capital stock of FBA which it does not already own, and all of FBA's other stockholders would receive cash for their shares. Such a transaction would be in the form of a merger of FBA with First Banks or a subsidiary of First Banks and would require prior approval of FBA's Board of Directors and, following the distribution of a proxy statement discussing the terms of a transaction in detail, by FBA's stockholders.
         Specific terms of the proposed transaction have not been determined. Today, FBA's Board of Directors discussed the proposal and voted to form a Special Committee, composed solely of directors who are not affiliated with First Banks, to analyze the terms on which such a transaction might be acceptable to FBA. The Board of Directors authorized the Special Committee to engage outside advisers, including its own independent legal counsel and financial advisor, to assist the Special Committee in evaluating such a transaction, including an analysis of the terms on which the transaction would be considered fair to FBA's stockholders (other than First Banks) from a financial point of view. The transaction is likely to proceed if First Banks and the Special Committee are able to agree on terms, including the price at which all of FBA's shares would be acquired.
         The process by which the transaction will be reviewed by the Special Committee before any proposal is made to stockholders will consist of several steps, and there is no assurance whether such a transaction will actually be presented to stockholders, voted upon or completed.
         At March 31, 2002, FBA had consolidated assets of $2.99 billion. FBA operates through its wholly owned banking subsidiary, First Bank & Trust, which is headquartered in San Francisco, California, and has 49 banking offices in northern and southern California and six banking offices in Houston, Dallas, Irving and McKinney, Texas.

                                      # # #

This release contains forward-looking statements that are subject to risks and uncertainties arising out of or affecting the Company's business, not all of which can be predicted or anticipated. These statements are based on information currently available to FBA's management, and numerous factors might cause actual results to differ materially from those contemplated in the forward-looking statements. For additional information, see the discussions of forward-looking statements that appear in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of FBA's most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

                            FIRST BANKS AMERICA, INC.
                                FINANCIAL SUMMARY
                      (in thousands, except per share data)
                                   (unaudited)

             Condensed Consolidated Statement of Income Information

                                                                                Three months ended
                                                                                     March 31,
                                                                            -------------------------
                                                                               2002             2001
                                                                               ----             ----

   Interest income.....................................................    $  46,866           54,823
   Interest expense....................................................       14,353           24,195
                                                                           ---------           ------

       Net interest income.............................................       32,513           30,628

   Provision for loan losses...........................................        7,700               90

   Noninterest income..................................................        5,516            4,379
   Noninterest expense.................................................       21,874           21,969
                                                                           ---------           ------

       Income before provision for income taxes and cumulative
          effect of change in accounting principle.....................        8,455           12,948

   Provision for income taxes..........................................        3,253            5,222
                                                                           ---------           ------

       Income before cumulative effect of change in
          accounting principle.........................................        5,202            7,726

   Cumulative effect of change in accounting principle.................           --             (459)
                                                                           ---------           ------

       Net income......................................................    $   5,202            7,267
                                                                           =========           ======

   Basic earnings per common share:
       Income before cumulative effect of change
          in accounting principle......................................    $    0.40             0.64
       Cumulative effect of change in accounting principle.............           --            (0.04)
                                                                           ---------           ------
                                                                           $    0.40             0.60
                                                                           =========           ======

   Diluted earnings per common share:
       Income before cumulative effect of change
          in accounting principle......................................    $    0.40             0.64
       Cumulative effect of change in accounting principle.............           --            (0.04)
                                                                           ---------           ------
                                                                           $    0.40             0.60
                                                                           =========           ======

   Weighted average common shares outstanding..........................       12,856           12,097

                Condensed Consolidated Balance Sheet Information

                                                                          March 31,       December 31,
                                                                             2002               2001
                                                                             ----               ----

   Assets..............................................................  $ 2,987,524        3,060,988
   Investment securities...............................................      298,028          368,207
   Loans, net of unearned discount.....................................    2,293,477        2,323,263
   Allowance for loan losses...........................................       38,318           42,721
   Deposits............................................................    2,477,184        2,555,261
   Note payable........................................................       56,500           71,000
   Stockholders' equity................................................      285,524          285,317
   Nonperforming assets................................................       19,113           20,111

   Issued and outstanding shares:
      Common stock.....................................................   10,356,060       10,356,060
      Class B common stock.............................................    2,500,000        2,500,000


                           Selected Financial Ratios

                                                                                Three months ended
                                                                                     March 31,
                                                                                ---------------------
                                                                                2002             2001
                                                                                ----             ----

   Return on average assets............................................         0.70%            1.11%
   Return on average equity............................................         7.24            14.58
   Net interest margin.................................................         4.92             5.22
   Efficiency ratio....................................................        57.52            62.76
